UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2012

Lightning Gaming, Inc.
(Exact name of registrant as specified in charter)

Nevada	000-52575	20-8583866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23 Creek Circle, Suite 400, Boothwyn, Pa 19061
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code) 610 494 5534

_____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 25, 2012, we received a notice stating that our wholly-owned subsidiary, Lightning Poker, Inc. ("LPI") is  in default under promissory notes dated July 27, 2006, November 8, 2006, January 31, 2007, April 12, 2007, June 27, 2007, June 30, 2008 and February 22, 2010 in the aggregate amount of not less than $16 million; loan agreements under which LPI issued those promissory notes; and security agreements under which the promissory notes are secured (collectively, the “Loan Documents”). Lightning Gaming, Inc. is a guarantor of LPI promissory notes having certain of the above-mentioned dates, in aggregate principal amount of $6 million.

The notice stated that the default is due to nonpayment by LPI of the amounts due and owing under the Loan Documents.  The notice identified the “Lender” under the Loan Documents as Co-Investment Fund II, L.P. and SIG Strategic Investments, LLP collectively.

The notice demanded payment of the amounts owing to the Lender by May 4, 2012, plus interest and costs, or else “the Lender will pursue all of its remedies.”

On April 27, 2012, we received a corrected notice of default from the law firm that sent us the notice we received on April 25, 2012.  This notice identified the “Lender” as Co Investment Fund II, L.P. and Stewart Greenebaum collectively and demanded payment by May 6, 2012.  In all other respects this notice was the same as the one we received on April 25, 2012.

The notice we received on April 25, 2012 was accompanied by a proposed agreement titled “Peaceful Possession Letter Agreement,” which would call for LPI to turn over to the Lender all of the collateral that secures the above-mentioned promissory notes.  That collateral constitutes all or substantially all of LPI assets.

The above information is being provided pursuant to the requirements of Item 2.04 of Form 8-K, but does not constitute an admission or acknowledgment on our part that the Lender’s claims are valid.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning Gaming, Inc.

By:/s/	Robert Ciunci
Robert Ciunci, Chief Financial Officer
Date:	May 1, 2012